U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                       Section 17(a) of the Public Utility

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

(Print or Type Responses)
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1. Name and Address of Reporting Person*

   Alenick               Jerome                    B.
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   (Last)               (First)                 (Middle)

                              26 Columbia Turnpike
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                                    (Street)

Florham Park              NJ                    07932
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

BLC Financial Services, Inc. (BCL)
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3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)


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4. Statement for Month/Year

4/99
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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person to Issuer
   (Check all applicable)

   |X|   Director                             |_|   10% Owner
   |_|   Officer (give title below)           |_|   Other (specify below)

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7. Individual or Joint/Group Filing (Check Applicable Line)

   |X|  Form filed by one Reporting Person
   |_|  Form filed by more than one Reporting Person

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* If the Form is filed by more than one Reporting Person, see Instruction
  4(b)(v).

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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                     6.
                                                      4.                              5.             Owner-
                                                      Securities Acquired (A) or      Amount of      ship
                                         3.           Disposed of (D)                 Securities     Form:     7.
                                         Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                           2.            Code         ----------------------------    Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security          Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
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
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                  2.                                                                                      Deriv-    Form of
                  Conver-                   5.                              7.                            ative     Deriv-   11.
                  sion                      Number of                       Title and Amount              Secur-    ative    Nature
                  of                        Derivative    6.                of Underlying         8.      ities     Secur-   of
                  Exer-            4.       Securities    Date              Securities            Price   Bene-     ity:     In-
                  cise    3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)      of      ficially  Direct   direct
                  Price   Trans-   action   or Disposed   Expiration Date   ----------------      Deriv-  Owned     (D) or   Bene-
1.                of      action   Code     of(D)         (Month/Day/Year)                Amount  ative   at End    In-      ficial
Title of          Deriv-  Date     (Instr.  (Instr. 3,    ----------------                or      Secur-  of        direct   Owner-
Derivative        ative   (Month/  8)       4 and 5)      Date     Expira-                Number  ity     Month     (I)      ship
Security          Secur-  Day/     ------   ------------  Exer-    tion                   of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)        ity     Year)    Code V    (A)   (D)    cisable  Date     Title         Shares  5)      4)        4)       4)
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
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Option - to buy   $2.00   4/27/99  A    V    25,000       4/27/99  4/27/04  Common Stock  25,000  $2.00   35,000    D
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
Explanation of Responses:



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).


/s/ Jerome B. Alenick                                            5/17/99
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** Signature of Reporting Person                                  Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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